EXHIBIT 23

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Southern Banc Company, Inc.

We consent to the incorporation by reference in the registration statement No. 333-3546 on Form S-8 of The Southern Banc Company, Inc. of our report dated August 3, 2004 with respect to the consolidated statements of financial condition of The Southern Banc Company, Inc. as of June 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report appears in the June 30, 2004 annual report on Form 10-KSB of The Southern Banc Company, Inc.

/s/ KPMG LLP

Birmingham, Alabama

September 27, 2004